SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 8-A/A
                                (Amendment No. 5)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             LaserSight Incorporated
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                                         65-0273162
(State of Incorporation)                    (I.R.S. Employer Identification No.)

         3300 University Boulevard, Suite 140 Winter Park, Florida 32792
         ---------------------------------------------------------------
            (Address of principal executive offices)          (Zip Code)


If this Form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this Form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ X ]

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Class                                   Name of exchange on which
 to be so registered                              Each class is to be registered
 --------------------                             ------------------------------
      None                                                 Not applicable


Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.001 par value
                          -----------------------------
                                 Title of class

         LaserSight Incorporated, a Delaware corporation hereby amends and restates the Registration Statement on Form 8-A/A (Amendment No. 4) relating to its common stock, par value $.001 per share, as follows:

Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

         Our certificate of incorporation, as amended, provides that our authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value, issuable in series.

          As of July 31, 2000, we had outstanding (1) 21,260,792 shares of common stock (not including any shares of common stock issuable upon the conversion of preferred stock or the exercise of outstanding options and warrants to acquire common stock), and (2) 2,000,000 shares of Series C Convertible Participating Preferred Stock, $.001 par value per share. No shares of the Series A Convertible Preferred Stock issued in January 1996, the Series B Convertible Participating Preferred Stock issued in August 1997, or the Series D Convertible Participating Preferred Stock issued in June 1998 were outstanding as of July 31, 2000.

         The following description of our capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our certificate of incorporation and by-laws, in each case as amended to date.

 Common Stock
 ------------

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, subject to the rights of holders of any outstanding preferred stock, and do not have cumulative voting rights. Holders of a majority of the shares of capital stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of holders of any outstanding preferred stock. Holders of our common stock are entitled to share pro rata in such dividends and other distributions as may be declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of LaserSight, the holders of common stock are entitled to share proportionally in all assets available for distribution to such holders, subject to the rights and preferences of any holders of outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The issued and outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock
---------------

         Our certificate of incorporation authorizes our board of directors, without further stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series of preferred stock, including:

         o  dividend rights;
         o  dividend rates;
         o  conversion rights;
         o  voting rights;
         o  terms of redemption;
         o  redemption price or prices; and
         o  liquidation preferences.

         The rights, preferences and privileges of holders of our common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock which LaserSight may designate and issue in the future. The issuance of preferred stock could also, under some circumstances, have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding common stock or otherwise adversely affect the market price of our common stock.

         Our certificate of incorporation is filed as Exhibit 1 hereto, and is incorporated herein by reference.

Series A, Series B and Series D Preferred Stock
-----------------------------------------------

         All previously issued and outstanding shares of our series A preferred stock, par value $.001 per share, series B preferred stock, par value $.001 per share, and series D preferred stock, par value $.001 per share, have been converted, redeemed or repurchased.

Series C Preferred Stock
------------------------

         On June 5, 1998, we issued 2,000,000 shares of series C convertible participating preferred stock. The series C preferred stock is convertible on a share-for-share basis into common stock at the option of the holder at any time until June 5, 2001. After June 5, 2001, all shares of series C preferred stock then outstanding will automatically convert into an equal number of shares of common stock.

         The series C preferred stockholders are entitled to vote on all matters submitted to a vote of common stockholders, and are entitled to a number of votes equal to the largest number of full shares of common stock into which the shares of the series C preferred stock could be converted as of the record date for any such stockholder vote. The series C preferred stockholders also have the right to nominate one candidate to stand for election to our board of directors.

This nomination right will continue for as long as the series C preferred stockholders own any combination of our common stock and series C preferred stock (applied as if converted into common stock) equal to at least 7.5% of our outstanding common stock on the record date for a meeting of stockholders at which directors will be elected.

         The series C preferred stockholders receive dividends only if dividends are payable on our common stock. Each outstanding share of series C preferred stock entitles its holder to a liquidation preference equal to $4.00.

         For as long as the series C preferred stockholders own of record any combination of our common stock and series C preferred stock (applied as if converted into common stock) equal to at least 5% of our outstanding common stock, such holders have the right, subject to the exceptions noted below, to participate in any below-market equity financing transaction so as to maintain their percentage ownership level of common stock at the same level as immediately prior to the closing of any such financing. This right to participate in certain below-market third party financings does not include:

         o the grant of options or warrants, or the issuance of securities, under any employee or director stock option, stock purchase or restricted stock plan,
         o the issuance of common stock pursuant to any contingent obligation existing as of June 5, 1998,
         o the issuance of securities upon the exercise or conversion of options, warrants or other convertible securities outstanding as of June 5, 1998,
         o the declaration of a rights dividend to holders of common stock in connection with the adoption of a stockholder rights plan,
         o the issuance of securities in connection with a merger, acquisition, joint venture or similar arrangement, or
         o  a public offering of our securities.

         Except as noted above, holders of our series C preferred stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the series C preferred stock. The issued and outstanding shares of our series C preferred stock are fully paid and nonassessable.

         The Certificate of Designation, Preferences and Rights of Series C Convertible Participating Preferred Stock is filed as a part of Exhibit 1 hereto, and is incorporated herein by reference.

Series E Preferred Stock
------------------------

         Our board of directors designated 500,000 shares of our preferred stock as series E junior participating preferred stock in connection with the adoption of the stockholders rights agreement described below. Because of the nature of the dividend, liquidation and voting rights of the series E preferred stock, the value of each one one-thousandth interest in a share of series E preferred stock purchasable upon exercise of a preferred share purchase right should approximate the value of one share of common stock. The series E preferred stock purchasable upon exercise of the preferred share purchase rights will not be redeemable. Each share of series E preferred stock will be entitled to the greater of (1) a preferential quarterly dividend payment of $1.00 per share, or (2) an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the series E preferred stock will be entitled to a preferential liquidation payment of $1,000 per share, plus an amount equal to 1,000 times the aggregate amount to be distributed per share of common stock. Each share of series E preferred stock will have 1,000 votes, and will vote on all matters submitted to a vote of the holders of our common stock except as otherwise required by law. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of series E preferred stock will be entitled to receive 1,000 times the amount of consideration received per share of common stock.

Stockholder Rights Agreement
----------------------------

         Our board of directors adopted a rights agreement in July 1998 and declared a dividend of one right on each outstanding share of common stock. Subject to certain exceptions, each right, when exercisable, entitles the holder thereof to purchase from LaserSight one-thousandth of a share of series E preferred stock of LaserSight at an exercise price of $20.00 per one-thousandth of a preferred share, subject to adjustment. The terms of the rights are set forth in the rights agreement between LaserSight and American Stock Transfer & Trust Company, as the rights agent.

         Until the first to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons has become an "acquiring person"(as defined below), or (2) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an acquiring person (the earlier of such dates being called the "distribution date"), the rights will be evidenced by common stock certificates.

         Subject to certain exceptions, an "acquiring person" is a person or group of affiliated or associated persons who have acquired beneficial ownership of 15% or more of our outstanding common stock. In no event however, will LaserSight, any subsidiary of LaserSight, or any employee benefit plan of LaserSight or its subsidiaries be deemed to be an acquiring person. In addition, no person shall become an acquiring person as the result of an acquisition of common stock by LaserSight which by reducing the number of our common shares outstanding increases the proportionate number of shares beneficially owned by such person and its affiliates and associates to 15% or more of the common stock then outstanding. If a person becomes the beneficial owner of 15% or more of the common stock then outstanding by reason of share acquisitions by LaserSight and, after such share acquisitions, (1) acquires beneficial ownership of an additional number of shares of common stock which exceeds the lesser of 10,000 shares of common stock or 0.25% of the then-outstanding common stock, and (2) beneficially owns after such acquisition 15% or more of the aggregate number of common stock then outstanding, then such person shall be deemed to be an acquiring person. Moreover, if our board of directors determines in good faith that a person who would otherwise be an acquiring person has become such inadvertently, and such person divests as promptly as practicable a sufficient number of shares of common stock so that such person would no longer be an acquiring person, then such person shall not be deemed to be an acquiring person for any purposes of the rights agreement.

         The rights are not exercisable until the distribution date. The rights will expire on July 2, 2008, unless the Rights are earlier redeemed or exchanged by LaserSight, as described below.

         To prevent dilution the exercise price payable and the number of shares of series E preferred stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time:

         o in the event of a stock dividend on, or a subdivision, combination or reclassification of, the series E preferred stock;

         o upon the grant to holders of the series E preferred stock of certain rights or warrants to subscribe for or purchase series E preferred stock at a price, or securities convertible into series E preferred stock with a conversion price, less than the then-current market price of the series E preferred stock; or

         o upon the distribution to holders of the series E preferred stock of evidences of indebtedness, assets or capital stock (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of series E preferred stock) or of subscription rights or warrants other than those referred to above.

With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1% of such exercise price. LaserSight will not be required to issue fractional shares of common stock or series E preferred stock other than fractions which are integral multiples of one-thousandth of a share of series E preferred Stock, which may, at the election of LaserSight, be evidenced by depositary receipts. In lieu of such issuance of fractional shares, an adjustment in cash may be made based on the market price of common stock or series E preferred Stock on the last trading day prior to the date of exercise.

         Subject to certain exceptions described in the rights agreement, if any person or group becomes an acquiring person, then each holder of a right will have the right to receive upon exercise of such right that number of common stock or, in certain circumstances, cash, property or other securities of LaserSight, having a market value of two times the exercise price of the right.

         If at any time after the time that any person or group becomes an acquiring person, LaserSight is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, any associate or affiliate thereof, and certain transferees thereof, which will be void, will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

         At any time after the time that a person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may exchange the rights, subject to certain exceptions, in whole or in part, at an exchange ratio of one share of common stock or one-thousandth of a share of series E preferred stock per right.

         At any time prior to the time that a person or group becomes an acquiring person, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right, subject to adjustment which may at LaserSight's option be paid in cash, common stock or other consideration deemed appropriate by the board of directors. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish; provided, however, that no redemption will be permitted or required after the time that any person becomes an acquiring person. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.

         The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, except that from and after such time as any person becomes an acquiring person no such amendment may make the rights redeemable if the rights are not then redeemable in accordance with the terms of the rights agreement or may adversely affect the interests of the holders of the rights.

         Until a right is exercised, the holder thereof, as such, will have no rights as a LaserSight stockholder, including the right to vote or to receive dividends. The rights will have anti-takeover effects. The rights, if exercised, would cause substantial dilution to a person or group that attempts to acquire LaserSight on terms not approved by our board of directors.

         The stockholder rights agreement and amendments thereto are filed as Exhibits 3, 4 and 5 hereto, and are incorporated herein by reference.

Warrants and Other Agreements to Issue Shares
---------------------------------------------

         In connection with the establishment of our credit facility with Foothill Capital Corporation in March 1997, we issued warrants to purchase shares of LaserSight common stock to Foothill. We are required to make anti-dilution adjustments to both the number of warrant shares and the warrant exercise price if we issue securities at a price per share that is (or could be) less than the fair market value of our common stock at the time of such sale (a "below-market issuance"). To date, such anti-dilution adjustments have resulted in (1) an increase in the number of Foothill warrants to approximately 594,562, and (2) a reduction to the exercise price of the Foothill warrants to approximately $5.10 per share from an initial exercise price of $6.06 per share. Additional anti-dilution adjustments to the Foothill warrants could also result from any future below-market issuance of common stock by us, including in connection with this offering. The Foothill warrants may be exercised at any time through March 31, 2002. As of July 31, 2000, warrants for 97,562 shares of our common stock remain outstanding.

         In connection with its sale of the series B preferred stock in August 1997, we issued warrants to purchase a total of 750,000 shares of common stock at a price of $5.91 per share to the former holders of our series B preferred stock. The series B warrants are exercisable at any time before August 29, 2002. In connection with a March 1998 agreement whereby we obtained the option to repurchase the series B preferred stock and a lock-up on conversions, the exercise price of the series B warrant shares was reduced to $2.753 per share. We are required to make anti-dilution adjustments to both the number of warrant shares and the warrant exercise price in the event we make a below-market issuance. To date, these anti-dilution adjustments and other agreements among the former holders of the series B preferred stock and us have resulted in (1) an increase in the number of outstanding series B warrants to approximately 787,974, and (2) a reduction to the exercise price of series B warrants to approximately $2.60 per share. As of July 31, 2000, 140,625 of such warrants had been exercised and 647,349 of such warrants remained outstanding. We are obligated to maintain the effectiveness of the registration of the series B warrant shares under the Securities Act.

         We also issued warrants to purchase a total of 40,000 shares of common stock at a price of $5.91 per share to four individuals associated with the placement agent for the series B preferred stock. These warrants are exercisable at any time before August 29, 2002. We are required to make anti-dilution adjustments to both the number of warrant shares and the warrant exercise price in the event we make a below-market issuance. To date, these anti-dilution adjustments have resulted in (1) an increase in the number of warrants to approximately 42,253, and (2) a reduction to the exercise price of the warrants to approximately $5.58 per share. As of July 31, 2000, 8,589 of such warrants had been exercised and 33,664 of such warrants remained outstanding.

         Based on previously-reported agreements entered into in 1993 in connection with our acquisition of LaserSight Centers, and modified in July 1995 and March 1997, we may be obligated as follows:

         o To issue up to 600,000 unregistered shares of common stock to the former stockholders and option holders of LaserSight Centers. These former stockholders and option holders include two trusts related to our chairman of the board and certain of our former officers and directors. These contingent shares will be issued only if we achieve certain pre-tax operating income levels through March 2002. Such income levels must be related to our use of a fixed or mobile excimer laser to perform certain specified types of laser surgery, the arranging for the delivery of certain types of laser surgery or receipt of license or royalty fees associated with patents held by LaserSight Centers. The contingent shares are issuable at the rate of one share per $4.00 of such operating income.

         o To pay to a partnership whose partners include our chairman of the board and certain of our former officers and directors a royalty of up to $43 for each eye on which certain specified types of laser surgery is performed on a fixed or mobile excimer laser system owned or operated by LaserSight Centers or its affiliates. This royalty may be paid either in cash or in shares of common stock

         o Royalties do not begin to accrue until the earlier of March 2002 or the delivery of all of the 600,000 contingent shares.

         As of July 31, 2000, we have not accrued any obligation to issue contingent shares or royalty shares described above. We cannot be certain that any issuance of contingent shares or royalty shares will be accompanied by an increase in our per share operating results. We are not obligated to pursue strategies that may result in the issuance of contingent shares or royalty shares. It may be in the interest of our chairman of the board for us to pursue business strategies that maximize the issuance of contingent shares and royalty shares.

         In connection with our sale of common stock in March 1999, we issued the purchasers warrants to purchase a total of 225,000 shares of common stock at an exercise price of $5.125 per share, the closing price of the our common stock on March 22, 1999. The warrants have a term of five years. As of July 31, 2000, 45,000 of such warrants had been exercised and 180,000 of such warrants remained outstanding.

         On February 22, 1999, in connection with a consulting services agreement that we entered into with an individual, we issued warrants to purchase a total of 67,500 shares of our common stock at a price of $5.00 per share. One-third of the warrants become vested on each annual anniversary of the grant until all the warrants are vested. To the extent vested, the warrants are exercisable at any time prior to February 22, 2004. As of July 31, 2000, 22,500 of such warrants had vested and all such warrants remained outstanding.

Delaware Law and Certain Charter and By-law Provisions
------------------------------------------------------

         Certain provisions of our certificate of incorporation, by-laws and Delaware corporate law described in this section may delay, make more difficult or prevent acquisitions or changes in control of LaserSight that are not approved by our board of directors, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Section 203 of Delaware General Corporation Law

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless:

         o the business combination is approved by the corporation's board of directors prior to the date the interested stockholder became an interested stockholder;

         o the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

         o the business combination is approved by a majority of the board of directors and by the affirmative vote of 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder voting at an annual or special meeting of stockholders and not by written consent.

         A "business combination" includes mergers, consolidations, asset sales and other transactions having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         Indemnification and Limitation of Liability

         Our certificate of incorporation contains certain provisions that eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts. These acts include the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law.

         Our certificate of incorporation also contains provisions indemnifying the directors and officers of LaserSight to the fullest extent permitted by the Delaware General Corporation Law. Our by-laws require that we advance the expenses of an indemnified person defending a legal proceeding after we receive an undertaking from the person to repay such advance if a court ultimately determines that he or she is not entitled to indemnification. Our by-laws also require us to pay any expenses of an indemnified person in connection with such person enforcing their indemnification rights. We also maintain a directors and officers liability insurance policy that provides for indemnification of our directors and officers against certain liabilities incurred in their capacities as such.

         Amendment of Certificate of Incorporation and By-laws

         The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws may, subject to the provisions of Delaware General Corporation Law, be amended or repealed by a majority vote of the board of directors or by two-thirds vote of stockholders entitled to vote on such matter.

         Advance Notice Requirements for Stockholder Proposals and Nomination of Directors

         Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was publicly announced. Our by-laws also specify requirements as to the form and content of a stockholder's notice.

         Special Meetings of Stockholders; Procedural Requirements for Stockholder Action by Written Consent

         Our by-laws provide that special meetings of our stockholders may be called only by our chairman of the board, chief executive officer or by the board of directors. In addition, our by-laws provide:

         o procedures for setting a record date to determine which stockholders may express written consent;

         o that no written consent shall be effective unless, within 60 days of the record date, consents signed by holders of the requisite minimum number of shares have been delivered to us; and

         o that no action by written stockholder consent could become effective until the completion of a ministerial review of the consents within five business days after delivery of the requisite number of written consents.

         Number of Directors, Stockholder Removal of Directors

         Our by-laws provide that we have at least three directors on the board of directors and currently provides that we have seven directors. The board of directors may increase or decrease the number of directors, provided that the board cannot decrease the number directors to fewer than three. A majority of the directors remaining in office generally can fill any vacancies on the board of directors.

         Our by-laws provide that the stockholders can remove a member of the board of directors only if the holders of at least a majority of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, vote in favor of the removal.

         Stockholder Rights Plan

         In July 1998, our board of directors adopted a stockholder rights plan. A stockholder rights plan typically creates dilution and other impediments that would discourage persons seeking to gain control of LaserSight by means of a merger, tender offer, proxy contest or otherwise if our board of directors determines that such change in control is not in the best interests of our stockholders.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Item 2.  Exhibits.
         --------

     Exhibit
      Number                            Description
      ------                            -----------

        1   Certificate of Incorporation of LaserSight Incorporated, as amended.
        2   Bylaws of LaserSight Incorporated, as amended (incorporated by reference to Exhibit 3.2 to the Company's Form 8-K filed on December
            20, 1999, Commission File No. 0-19671).
        3   Rights  Agreement,   dated  as  of  July  2,  1998,  between
            LaserSight Incorporated and American Stock Transfer & Trust Company, as Rights Agent, which includes (1) as Exhibit A thereto the form of Certificate of Designation of the Series E Junior Participating
            Preferred Stock, (2) as Exhibit B thereto the form of Right certificate (separate certificates for the Rights will not be issued until after the Distribution Date) and (3) as Exhibit C thereto the Summary of Stockholder Rights Agreement. (incorporated by reference to Exhibit 99.1 to the Form 8-K filed by LaserSight on July 8, 1998,
            Commission File No. 0-19671).
        4   First Amendment, dated as of March 22, 1999, to Rights Agreement
            (incorporated by reference to the Form 8-A/A filed by LaserSight on March 29, 1999, Commission File No. 0-19671).
        5   Second Amendment, dated as of January 28, 2000, to Rights Agreement
            (incorporated by reference to Exhibit 99.6 to Form 8-K filed by LaserSight on February 8, 2000, Commission File No. 0-19671).

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    LaserSight Incorporated

Date:  August 1, 2000               By: /s/ Michael R. Farris
                                        -----------------------
                                    Name: Michael R. Farris
                                    Title: President and Chief Executive Officer